Exhibit 4.1

Warrant No.

December     , 2016

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [insert date of issuance of Warrant] AND (II) THE DATE THAT THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY

WARRANT TO PURCHASE COMMON STOCK

OF

BIOAMBER INC.

BioAmber Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, [            ] (together with its successors and assigns and any transferee of this Warrant, and its successors and assigns, the “Holder”), is entitled, subject to the terms and conditions set forth in this warrant (this “Warrant”), to purchase from the Company, at any time or times on or after the date hereof, [            ] shares (the “Warrant Shares”) of the Company’s common stock (the “Common Stock”), which shall be adjusted or readjusted from time to time as provided in this Warrant, at an initial purchase price per Warrant Share equal to $4.00 (the “Initial Warrant Price”). The Company acknowledges receipt in full of the Initial Warrant Price at the time of issuance of this Warrant, and no further consideration is due upon exercise of this Warrant. This Warrant is issued pursuant to, and entitled to the benefits of, (i) that certain Canadian Securities Purchase Agreement, dated as of December 22, 2016, by and between the Company and each purchaser identified therein (as amended from time to time, the “SPA”), (ii) the Company’s Registration Statement on Form S-3 (File number 333-196470) and (iii) the Company’s prospectus supplement dated as of December 22, 2016.

Section 1. Duration; Exercise; Exchange of Warrant

1.1 Duration. All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 1.2 of this Warrant at any time and from time to time on or after the date hereof and through and including 5:00 P.M. New York City time, on [insert date that is 120 days from issuance] (the “Expiration Date”). At 5:00 P.M., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding.

1.2 Manner of Exercise.

(a) Voluntary Exercise. The Holder may exercise this Warrant, in whole or in part (except as to a fractional share), at any time and from time to time during normal business hours by (i) delivering to Computershare Inc., a Delaware corporation and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Warrant Agent”), a written notice, in the form attached hereto as Exhibit A

(the “Exercise Notice”), duly executed by the Holder, specifying the number of Warrant Shares (without giving effect to any adjustment thereto) to be issued to the Holder (or its designee) as a result of such exercise, and (ii) surrendering this Warrant to the Warrant Agent, properly endorsed by the Holder (or if this Warrant has been destroyed, stolen or has otherwise been misplaced, by delivering to the Company an affidavit of loss duly executed by the Holder). Notwithstanding the foregoing, the Holder shall be required to physically surrender a Warrant Certificate or Book-Entry Warrant Certificate in physical form in order to effect an exercise with respect to any portion of such Warrant. If fewer than all Warrant Shares issuable upon exercise of the relevant Warrant Certificate or Book-Entry Warrant Certificate are purchased upon any exercise thereof, then promptly following the date on which the Holder has taken all actions necessary under the terms of this Warrant for such Holder to receive Warrant Shares and be deemed to have become the holder of record of such Warrant Shares and at the request of the Holder (provided that the Holder has delivered the original Warrant Certificate or Book-Entry Warrant Certificate to the Warrant Agent), the Company will execute and the Warrant Agent shall countersign (by either manual or facsimile signature) and deliver to the Holder or its assigns a new Warrant Certificate or Book-Entry Warrant Certificate (dated the date such Holder is deemed to have become the holder of record of such Warrant Shares) evidencing the unexercised portion of the relevant Warrant Certificate or Book-Entry Warrant Certificate.

(b) Automatic Exercise. Upon the last to occur of the following, as certified in writing by the Company to the Warrant Agent and the Holder (which the Company shall do immediately upon each such occurrence), this Warrant shall be deemed to have been exercised in full, without any further action by the Holder, and the Company shall, within three business days, deliver to the Warrant Agent, the Warrant Shares to which such Holder is entitled, registered in such name or names as may be directed by such Holder. Upon receipt of such Warrant Shares, the Warrant Agent shall, as soon as practicable, transmit such Warrant Shares to, or upon the order of, such Holder, or, if applicable, and if the Holder shall have provided instructions, by electronic delivery to the Holder’s account via the Depository Trust Company DWAC system: (i) the Common Stock shall be listed upon either the Toronto Stock Exchange or the TSX-Venture Exchange and (ii) the Company shall have received a receipt for a prospectus (a “Qualification Prospectus”) qualifying the issuance of the Warrant Shares from at least the Canadian provincial securities regulator in that jurisdiction in which the initial Holder of this Warrant is resident, in each case in accordance with applicable Canadian law.

1.3 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the business day on which (x) this Warrant is exercised by the Holder as provided in Section 1.2(a) or (y) this Warrant shall be deemed to have been exercised as provided in Section 1.2(b); and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exercise as provided in Section 1.2(a) or (b) shall be deemed for all corporate purposes to have become the Holder or Holders of record thereof, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.

1.4 Delivery of Stock Certificates Upon Exercise. As soon as practicable after exercise of this Warrant in accordance with this Section 1, but in any event within three business days, the Company shall at its expense, deliver to the Warrant Agent, the Warrant Shares to which such Holder is entitled, registered in such name or names as may be directed by such Holder. Upon receipt of such Warrant Shares, the Warrant Agent shall, as soon as practicable, transmit such Warrant Shares to, or upon the order of, such Holder (or, if applicable, and if so requested by the Holder, electronic delivery via the Depository Trust Company DWAC system. Without limiting the foregoing, the Company shall take such actions (including delivering any required instructions) with respect to the Warrant Agent and the transfer agent for the Common Stock as shall be necessary to effectuate the issuance of Warrant Shares upon any exercise of this Warrant. Upon exercise of this Warrant in full (including upon automatic exercise pursuant to Section 1.2(b) hereof) and delivery of the Warrant Shares by the Company, this Warrant shall be void and of no further force and effect.

2 Company Covenants

2.1	The Company represents, warrants, covenants and agrees that:

2.1.1	all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable;

2.1.2	during the period within which this Warrant may be exercised, it will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of rights represented by this Warrant;

2.1.3

during the period within which this Warrant may be exercised, the Company shall not do any of the following: (a) subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), or, conversely, combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), (b) effect any capital reorganization or reclassification of the capital stock of the Company in such a way that Holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, (c) grant any stock appreciation rights, phantom stock rights or other rights with equity features, (d) declare any special dividend, (e) effect any merger or consolidation of the Company with or into another Person, in which the Company is not the survivor or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (f) effect any sale of all or substantially all of its assets or the acquisition of a majority of its Common Stock by a third party, in each case, in one or a series of related transactions, (g) effect or allow to occur the completion of any tender offer or exchange offer pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (h) effect any spin-off transaction, reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (i)

allow to occur any event of the type contemplated by this Section 2.1.3 but not specifically set forth herein; and

2.1.4	during the period within which this Warrant may be exercised, it will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.

3 Miscellaneous

3.1	Notice. Any notice to be given or provided under this Warrant shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, telecopy, or other method of facsimile, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company, at 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B 4W8, or at any other address designated by the Company to Holder in writing; if to Holder, at the address set forth in the Canadian Securities Purchase Agreement pursuant to which this Warrant was issued, or at any other address designated by Holder to the Company in writing.

3.2	[INTENTIONALLY OMITTED].

3.3	Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall at no cost to the Holder, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

3.4	Governing Law. This Warrant shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles thereof.

3.5

Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

3.6	Section Headings; Construction. The descriptive headings in this Warrant have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The parties have participated jointly in the negotiation and drafting of this Warrant and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant and the agreements, documents and instruments executed and delivered in connection herewith.

3.7	Integration. This Warrant, including the exhibits referred to herein, and the SPA (including the exhibits and schedules thereto), constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

3.8	No Rights or Liabilities as Stockholder. Except as expressly set forth herein, nothing contained in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company or as imposing any obligation on Holder to purchase any securities or as imposing any liabilities on Holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or creditors of the Company.

3.9	Waivers and Consents; Amendments.

3.9.1	For the purposes of this Warrant and all documents executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof or thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision contemplated herein.

3.9.2	No amendment to this Warrant may be made without the written consent of the Company and the Holder.

3.10	Legend

3.10.1	The Holder agrees to the imprinting, so long as is required by this Section 3.10, of a legend on any of the Warrant Shares substantially in the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [insert date of issuance of Warrant] AND (II) THE DATE THAT THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

If no longer required by this Section 3.10, and subject to the terms of the SPA, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Warrant Shares upon which it is stamped. As soon as such legend is no longer required by this Section 3.10, the Company shall provide notice thereof to the Warrant Agent.

3.10.2	Certificates evidencing the Warrant Shares (a) shall not contain the legend set forth in Section 3.10.1 (i) if the Warrant Shares are qualified by the Qualification Prospectus or (ii) if the Warrant Shares are issued prior to the issuance of a receipt for the Qualification Prospectus and at least four months have elapsed since the date of issuance of this Warrant, and (b) shall in no event contain any legend other than the legend set forth in Section 3.10.1.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized as of the date first written above.

BioAmber, Inc.

By:
Name: Title:

Countersigned: COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name: Title:

COMPUTERSHARE INC.

By:
Name: Title:

EXHIBIT A

FORM OF EXERCISE NOTICE

[To be executed only upon voluntary exercise of Warrant pursuant to Section 1.2(a)]

To BioAmber Inc.

The undersigned registered Holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder,              shares of the Common Stock, the full Initial Warrant Price therefor having been fully paid upon issuance of the Warrant, and requests that:

            the certificates for such shares be issued in the name of the Holder, and delivered to the address set forth below:

            the Warrant Shares be delivered electronically by DWAC to the following account:

DTC Participant #

Account:                                 .

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)